EXHIBIT 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference into the Registration Statement on Form S-4 related to shares of Symantec Corporation common stock issuable pursuant to stock options and restricted stock units issued by VERITAS Software Corporation to option holders and restricted stock unit holders who will not become Symantec employees, which options and restricted stock units are being assumed by Symantec pursuant to the Agreement and Plan of Reorganization between Symantec Corporation and VERITAS Software Corporation of our report dated April 22, 2002, included in Symantec’s Annual Report (Form 10-K/A Amendment No. 1) for the year ended March 31, 2004, filed with the Securities and Exchange Commission, which is included and incorporated by reference into the Registration Statement on Form S-4 of Symantec Corporation (No. 333.122724) and incorporated by reference into the Registration Statement on Form S-4 first referred to above.

/s/ ERNST & YOUNG LLP

San Jose, California
June 30, 2005